HeartBeam Partners with Triple Ring Technologies to Co-Develop Telehealth Solution Device
3D Vector ECG Collection Device Slated for FDA 510k Submission in the Fourth Quarter of 2022
SANTA CLARA, CA – March 10, 2022 -- HeartBeam, Inc. (NASDAQ: BEAT), a developmental stage digital healthcare company with a proprietary ECG telemedicine technology for heart attack detection, today announced it has signed a professional services agreement (the “Agreement”) with Triple Ring Technologies, Inc. (“Triple Ring”), a co-development company, to assist in the design and development of its Telehealth complete solution 3D vector Electrocardiogram (ECG) collection device for remote heart attack or myocardial infarction (MI) monitoring. The joint partnership is a five-phase expedited device development project scheduled to be completed in the fourth quarter of 2022 for a 510k submission to the FDA.

HeartBeam has developed a personal, portable and easy-to-use heart attack detection solution that can be used by patients at home to help their physicians assess whether chest pain is the result of a heart attack or MI. HeartBeam’s breakthrough solution employs a reusable, credit card sized, 3D vector ECG recording device and cloud-based software to deliver critical data to physicians real-time outside of a medical setting. More than 18 million people in the U.S. have coronary artery disease and every 40 seconds someone in the U.S. has a heart attack, or MI.

Triple Ring is an innovative company with an established reputation for working with small and large medtech companies on co-developing successful medical technologies in the marketplace. Capabilities span early R&D, product development, manufacturing, regulatory approval, market access, strategic investment and incubation.

Under the terms of the Agreement, the joint project will include HeartBeam Telehealth 3D vector ECG collection device builds for design verification and validation, device packaging, and a manufacturing technology transfer to a contract manufacturer to be named later. HeartBeam is currently in discussions with several contract manufacturers.

“Triple Ring has a long history of designing a wide variety of innovative medical devices and underlying technologies, and we are pleased to be working with its medical device team for our telehealth device,” said Branislav Vajdic, PhD, Chief Executive Officer and Founder of HeartBeam. “The joint effort will be a five-phase expedited device development project to rapidly build and test our 3D vector collection device. Patients place this credit card sized device on their chest for a 30 second signal ECG recording, capturing the heart’s electrical activity from three angles in 3D by recording 3 (xyz) projections of the heart vector. A smartphone application connected to the device communicates with the HeartBeam cloud for a diagnostic suggestion and synthesized 12-lead ECG overlaid with baseline. A physician can then remotely view the results through an online portal and can direct the next steps for the patient.
“Our technology partnership with Triple Ring will allow us to rapidly advance commercial production capabilities of our 3D vector collection device, with the project scheduled to complete in time for a 510k submission to the FDA in the fourth quarter of this year. We look forward to working with the team at Triple Ring to leverage their scientific capabilities, medical device technology expertise and commercialization know-how to successfully compete the project,” concluded Vajdic.

“Triple Ring is pleased to partner with HeartBeam to develop the integral medical device that is part of their complete Telehealth solution for the detection of heart attacks outside of a medical institution,” said Joe Heanue, CEO of Triple Ring Technologies. “We look forward to contributing our capabilities and experience to the HeartBeam team to help turn their innovative science into commercial and business success.”

About Triple Ring Technologies

Triple Ring Technologies is a co-development company headquartered in Silicon Valley, with offices in Boston, Toronto, and Copenhagen. They partner with clients in medtech, life sciences, and sustainability & the environment to create new technologies, launch innovative projects, and start new ventures. Their capabilities span early R&D, product development, manufacturing, regulatory approval, market access, strategic investment, and incubation. For more information, please visit www.tripleringtech.com.

About HeartBeam, Inc.

HeartBeam, Inc. (NASDAQ: BEAT) is a development stage digital healthcare company with proprietary ECG telemedicine technology that will redefine the way high risk cardiovascular patients are diagnosed in an ambulatory setting at any time and any place. Its breakthrough solution employs a reusable, credit card sized, 3D vector ECG recording device and cloud-based software capable of assisting a physician in diagnosing a wide range of cardiovascular disease. HeartBeam is initially focusing on a huge unmet need of helping diagnose heart attacks in patients outside of a medical institution. No single lead ECG technology can offer this value to patients and their physicians. This underserved market is several times larger than the cardiac arrhythmia detection market based on the prevalence of patients with coronary artery disease at high risk of heart attack. For more information visit www.heartbeam.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our recently filed Registration Statement on Form S-1, which can be found on the SEC’s website at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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